EXHIBIT 99.1

Aurelio Resource Corporation Appoints Allan J. Marter To The Board Of Directors

LITTLETON, Colorado, November 30, 2006 (BUSINESS WIRE) -- Aurelio Resource

Corporation (OTCBB: AULO) is pleased to announce that Allan J. Marter has been appointed to the Company’s Board of Directors. Mr. Marter has also agreed to serve, on an interim basis, as the Company’s Chief Financial Officer.

Mr. Marter previously served as Senior Vice President and Chief Financial Officer of Golden Star Resources Ltd (AMEX: GSS), a mid-tier gold producer. Before joining Golden Star, he was a principal of Waiata Resources, a mining financial advisory services consultancy, and a director of Endeavour Financial Inc., an international mining financial group. He has more than 25 years experience in the mining industry and served as President of the Northwest Mining Association in 1993.

Mr. Marter currently serves as President and a Director of EURO Ressources S.A. (TSX: EUR), a company focused on acquiring and holding royalties on operating and development-stage gold mines worldwide.

In a related matter, David C. Jonson has resigned as a Director but will continue to serve the Company as Vice President of Exploration. The Board of Directors wishes to thank Dave, one of Aurelio’s founders, for his dedicated service.

Aurelio Resource Corporation
Fred Warnaars, 303.795.3030